Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-67450, 33-51490, 333-85669, 333-127765, 333-26781, 333-88356, 333-26781, 333-115619, 333-134186 and 333-143032) on Form S-8 of Jack in the Box Inc. of our reports dated November 16, 2007, with respect to the consolidated balance sheets of Jack in the Box Inc. as of September 30, 2007 and October 1, 2006, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended September 30, 2007, October 1, 2006, and October 2, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the September 30, 2007, annual report on Form 10-K of Jack in the Box Inc.
Our report on the consolidated financial statements dated November 16, 2007, contains an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in fiscal year 2006, and Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), and changed its method of quantifying errors in fiscal year 2007.
/s/ KPMG LLP
San Diego, California
November 16, 2007